EXHIBIT 5.40

CONSENT OF KEN BOCKING, P. ENG.

The undersigned hereby consents to the use of their quotation, inclusion or summary of the portions of the technical report that reference the undersigned’s involvement, entitled “Technical Report on the Greenstone Gold Mine Geraldton, Ontario” with an effective date of June 30, 2024, and a report date of October 1, 2024, (the “Technical Report”), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Ken Bocking
By: Ken Bocking, P. Eng.

Dated: October 1, 2024